                                                                     EXHIBIT 4.3

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.


                              ECHO BAY MINES LTD.

                        11% Capital Securities due 2027



No. G-1                                                        U.S. $100,000,000
CUSIP No. 278751 AA 0

       ECHO BAY MINES LTD., a corporation duly incorporated and existing under the laws of Canada (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Million United States Dollars on April 1, 2027, and to pay interest thereon from March 27, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 in each year, commencing October 1, 1997, at the rate of 11% per annum, or 12% per annum during an Extension Period, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the rate of 12% per annum on any overdue principal and premium and on any overdue instalment of interest, from the dates such amounts are due until they are paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Business Day next preceding such Interest Payment Date. In the event any Securities shall not be represented by a Global Security, the relevant record dates for the payment of interest on the next succeeding Interest Payment Date for such Securities will be the March 15 or September 15 next preceding the relevant Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

       Payment of principal of (and premium, if any) and interest on this Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or Holder of such Global Security, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

       Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

       Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

       IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.



Dated: March 27, 1997
      -----------------------

                                           ECHO BAY MINES LTD.

                                           By /s/ Raymond W. Jenner
                                             -----------------------------
                                                   Name: Raymond W. Jenner
                                                   Title: Vice President and
                                                          Treasurer

       This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.



                                                  BANKERS TRUST COMPANY, as
                                                  Trustee,


                                                  By /s/ Susan Johnson
                                                    ----------------------------
                                                         Authorized Signatory

                          FORM OF REVERSE OF SECURITY

       This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under the Indenture, dated as of March 27, 1997, as supplemented by the First Supplemental Indenture, dated as of March 27, 1997 (collectively, the "Indenture"), between the Company and Bankers Trust Company, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate amount to U.S. $100,000,000.

       Each Security shall bear interest from March 27, 1997, payable in US dollars, at the rate of 11% per annum, or 12% per annum during an Extension Period, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997 (each an "Interest Payment Date") to the person in whose name such Security is registered, subject to certain exceptions, as of the close of business on the Business Day next preceding such Interest Payment Date. In the event any Securities shall not be represented by a Global Security, the relevant record dates for the payment of interest on the next succeeding Interest Payment Date for such Securities will be the March 15 or September 15 next preceding the relevant Interest Payment Date.

       The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. Accrued interest that is not paid on the applicable Interest Payment Date (including during an Extension Period) will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 12% thereof, compounded semi-annually and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in a period. The term "interest" as used herein shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Amounts, as applicable. In the event that any date on which interest is payable on the Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

       The Company shall have the right at any time and from time to time, subject to certain conditions, to defer payments of interest on the Securities by extending interest payment periods for periods (each, an "Extension Period"), each not exceeding 10 consecutive semi-annual payment periods (all interest that shall accrue on the Securities, including, to the extent permitted by law, interest on interest, during an Extension Period is herein called "Deferred Interest"); provided that during any Extension Period (i) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its Capital Stock (other than (a) as a result of an exchange or conversion of any class or series of the Company's Capital Stock or rights to acquire such stock for any other class or series of the Company's Capital Stock or rights to acquire such stock, (b) the purchase of fractional interests in shares of the Company's Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,
(c) dividends or distributions made on the Company's Capital Stock or rights to acquire such stock with the Company's Capital Stock or rights to acquire such stock or (d) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" under any employee benefit plan of the Company, or related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan), and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (excluding, for the avoidance of doubt, Senior Indebtedness, current payables, accrued liabilities, provisions for reclamation, mine closure and waste rock removal, and income and mining taxes payable, in respect of which such payments, repayments, repurchase and redemptions may be made) issued by the Company or any guarantee issued by the Company that, in either case, rank pari passu with or junior to the Securities. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the interest payment period on the Securities; provided, however, that such further Extension Period, including all such previous and further extensions, may not exceed 10 consecutive semi-annual payment periods and may not extend beyond the maturity of the Securities. Upon the termination of any Extension Period and the payment of all Deferred Interest, the Company may commence a new Extension Period for up to 10 consecutive semi-annual payment periods, subject to the terms set forth in the Indenture. During an Extension Period, interest on the Securities will accrue at the rate of 12% per annum, compounded semi-annually, and holders of Securities will be required to accrue interest income for United States Federal income tax purposes prior to receipt of cash related to such interest income. All interest accrued during an Extension Period shall be paid on the Interest Payment Date at the end of such Extension Period. No interest payments will be required to be made during an Extension Period except at the end thereof.

       The Company shall give the holders of the Securities written notice of its initiation of any Extension Period at least ten Business Days prior to the earlier of (i) the next Interest Payment Date or (ii) the date upon which the Company is required to give notice to holders of the Securities of the record date or Interest Payment Date, in each such case with respect to interest payments the payment of which is being deferred.

       The Company may elect, from time to time, to satisfy its obligation to pay any Deferred Interest on any Interest Payment Date by delivering Common Shares in accordance with the provisions of the Indenture (the "Common Shares Payment Election"). The Trustee shall in accordance with detailed written procedures set forth in the Common Shares Election Notice (i) accept delivery of Common Shares from the Company, (ii) accept bids with respect to, and consummate sales of, such Common Shares, each as the Company shall direct in its absolute discretion, (iii) invest the proceeds of such sales in short-term United States Government Obligations, which mature prior to the applicable Interest Payment Date, and/or use such proceeds to pay the Deferred Interest, and (iv) perform any other action necessarily incidental thereto, all as more fully provided in the Indenture.

       Notwithstanding the foregoing, the Company shall not be permitted to satisfy its obligations to pay Deferred Interest with respect to the Securities through the delivery of Common Shares if, on the Common Shares Delivery Date, the Common Shares to be delivered are not then listed on The Toronto Stock Exchange, the American Stock Exchange or any other significant stock exchange in Canada or the United States on which the Common Shares are then listed.

       Neither the Company's making of a Common Shares Payment Election nor the consummation of sales of Common Shares on the Common Shares Delivery Date will
(i) result in the holders of the Securities not receiving on the applicable Interest Payment Date cash in an aggregate amount equal to the Deferred Interest payable on such Interest Payment Date, or (ii) entitle such holders to receive any Common Shares in satisfaction of the Company's obligation to pay such Deferred Interest.

       The Securities are redeemable prior to their maturity at the option of the Company on or after April 1, 2007 in whole at any time or in part from time to time, at the following prices expressed in percentages of the principal amount, together with accrued and unpaid interest thereon (including any Deferred Interest) up to but excluding the Redemption Date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                              Redemption
Year                                                             Price
----                                                          -----------
2007                                                            105.5%
2008                                                            104.4
2009                                                            103.3
2010                                                            102.2
2011                                                            101.1
and at 100% on or after April 1, 2012.

       At any time on or after April 1, 2002, and prior to April 1, 2007, the Company may use the Net Cash Proceeds from one or more Cash Equity Sales of the Company to redeem either (i) up to 40% of the aggregate original principal amount of the Securities or (ii) 100% of the aggregate principal amount of the Securities then Outstanding at the following prices expressed in percentages of the principal amount, together with accrued and unpaid interest thereon (including any Deferred Interest) up to but excluding the Redemption Date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                              Redemption
Year                                                             Price
----                                                          -----------
2002                                                             105.5%
2003                                                             104.5
2004                                                             103.5
2005                                                             102.5
2006                                                             101.5


       Prior to April 1, 2007, the Securities will be redeemable by the Company, in whole or in part, at any time and from time to time, at an amount equal to the Make-Whole Amount, plus accrued and unpaid interest thereon (including any Deferred Interest) to the Redemption Date.

       The Securities may be redeemed, at the option of the Company, at any time in whole but not in part, on not less than 30 days and not more than 60 days prior written notice, at 100% of the principal amount of the Securities plus accrued and unpaid interest thereon (including any Deferred Interest) on the date of such redemption, on or after the 91st day following the occurrence and during the continuance of a Redemption Tax Event if within the 90-day period following such Redemption Tax Event, the Company is unable to avoid the adverse effects of such Redemption Tax Event by taking some Ministerial Action or pursuing some other reasonable measure that will have no adverse effect on the Company or the holder of the Securities.

       The Securities are not entitled to the benefits of any sinking fund.

       In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

       The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.

       The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, Incur additional Debt and pay dividends or make certain other restricted payments, all as more fully provided in the Indenture. The limitations are subject to a number of important qualifications and exceptions. The Company must report annually to the Trustee on compliance with such limitations.

       The Indenture contains provisions for defeasance at any time of (1) the entire indebtedness of this Security or (2) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

       If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. The occurrence of a Change of Control will constitute an Event of Default under the Indenture if the Company does not cure such event by making an offer to repurchase all of the outstanding Securities at a repurchase price equal to 101% of the aggregate principal amount of such Securities plus accrued and unpaid interest thereon (including any Deferred Interest) to the repurchase date.

       The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of this series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of this series. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of this series at the time Outstanding, on behalf of the Holders of Securities of such series, to waive compliance by the Company with certain past provisions of the Indenture and certain defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

       As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

       No other reference herein to the Indenture and no other provision of this Security or of the Indenture shall alter or impair the obligations of the Company, which are unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin and currency, as prescribed herein and in the Indenture.

       As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

       The Securities of this series are issuable only in registered form without coupons in denominations of U.S. $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

       No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

       Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company, may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

       The terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.